Exhibit 16.1

July 2, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated July 2, 2024, of The Children’s Place, Inc. and are in agreement with the statements contained in the paragraphs one through four therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Ernst & Young LLP